FAMILY. PASSION. GROWTH. LA ROSA HOLDINGS CORP. Issuer Free Writing Prospectus Filed Pursuant to Rule 433 File Number: 333 - 280124 June 2024 The issuer has filed a registration statement including a preliminary prospectus with the SEC ( File 333 - 280124 ) for the offering referred to in this communication . Before you invest, you should read the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov .

This presentation includes or incorporates by reference statements that constitute forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements . These statements include, but are not limited to, information or assumptions about expenses, capital and other expenditures, financing plans, capital structure, cash flow, liquidity, management’s plans, goals and objectives for future operations and growth . In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology . You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could cause actual performance or results to differ materially from those expressed in or suggested by forward - looking statements . These statements are based on the current expectations or beliefs of the Company’s management and are subject to various known and unknown risks that could cause actual results to differ materially from those described in the forward - looking statements, including, but not limited to, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the Company's accounting policies, increasing competition, the Company’s ability to integrate companies and businesses acquired by it and certain other risk factors, including those that are set forth from time to time in the Company's filings with the United States Securities and Exchange Commission, which may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance and achievements implied by such forward - looking statements . Safe Harbor Statement

La Rosa Holdings Corp . Issuer Nasdaq Capital Market Exchange LRHC Ticker Follow - on Offering (FPO) Offering Type 3 , 636 , 363 Units consisting of one share of common stock (or pre - funded warrant) and one common warrant to purchase one share of common stock Security The common warrants will be exercisable from the date of issuance until the fifth - anniversary date of issuance date at 110 % of the assumed public offering price of one unit Description of Common Warrants Up to $ 4 . 0 Million Expected Offering Size 15% ( 100 % Primary) Over - Allotment Option T+ 1 Settlement Alexander Capital, L . P . Sole Bookrunner Week of June 10 th Anticipated Pricing Working capital and general corporate purposes, which will include repayment of debt Use of Proceeds Offering Summary

FAMILY. PASSION. GROWTH. 4 LA ROSA HOLDINGS CORP.

LA ROSA HOLDINGS CORP. Our agent - centric platform is the beating heart of our mission.

LA ROSA HOLDINGS CORP. We didn't invent the 100% commission model, we disrupted it

LA ROSA REALTY AGENTS EARN MORE * Traditional Brokerage VS $3,150 more in commission to the La Rosa Realty agent . The above example represents an agent in the Premier and Blue plan who are no longer in La Rosa Coaching. New agents enter La Rosa Coaching at a 60/40 split for their first four transactions. LA ROSA HOLDINGS CORP. *Based on our review of publicly available market information

Agent - centric commission model with multiple revenue streams Provide proprietary technology, training, and on - going coaching support Encourage agents to pursue commercial real estate (CRE) transactions and provide CRE services DISRUPTING THE MARKET Offer ancillary services, e.g. mortgage, insurance and title services LA ROSA HOLDINGS CORP.

GROWTH STATISTICS 0 750 1500 2250 3000 2012 2014 2016 2018 2020 2024 Agent Count Agent Count represents all agents within the La Rosa Realty, including franchised locations LA ROSA HOLDINGS CORP.

We believe this settlement creates major opportunities and benefits for

BY THE NUMBERS AGENT COUNT 2 , 470 $ 32 M TOTAL TRANSACTION COUNT* 7 , 500 OFFICES 37 STATES & UNINCORPORATED TERRITORY 7 *FY2023 11 TOTAL REVENUE LA ROSA HOLDINGS CORP.

We didn't invent the revenue share model in real estate, we are disrupting it Immediate Earning Potential: Unlike traditional commission structures, La Rosa’s model is designed to allow agents to potentially start earning passive income from the very first referral they bring into the Company Building Your Downline : Agents will have the opportunity to build their own downline by recruiting and mentoring new real estate professionals. As these recruits bring in referrals of their own, the original agent will continue to benefit from the cascading revenue share structure Transparent and Easy - to - Understand Revenue Model 100% Commission Plan or Revenue Share : What sets the Company apart is the dual offering of either a 100% commission plan or a revenue share plan for agents LA ROSA HOLDINGS CORP.

  Ultimate Business Builder and Ultimate 100 Levels 5th 9% 10% 4th 10% 3rd 10% 2nd 21% 1st 50% La Rosa’s Ultimate Plan LA ROSA HOLDINGS CORP.

*Based on our review of buildingbetteragents.com, www.onereal.com , lpt.com and other publicly available information *

OFFICE LOCATIONS

CALIFORNIA
Hayward**
Los Angeles**

GEORGIA
Alpharetta*
Gainesville*

NEW YORK
Valley Stream**
Hauppauge**

SOUTH CAROLINA
Greensville*

TEXAS
Houston

PUERTO RICO
Bayamon*
Carolina*

FLORIDA
Apopka*
Celebration
Clermont*
Davenport*
Downtown Orlando*
Fort Lauderdale*
Homestead
Jacksonville*
Kendall*
Kissimmee
Lake Nona
Lakeland*
Lake Worth*
Longwood
Miami Lakes
North Florida
Orlando
Reunion*
Sarasota
St. Cloud
St. Augustine*
St. Petersburg*
Venice*
Waterford Lakes
Wesley Chapel*
Winter Garden


Orlando
El. 109 ft.

*Franchised location
**Affiliated offices that pay fees to the company

LA ROSA HOLDINGS CORP.

AWARDS & RECOGNITION All awards and recognition are presented to La Rosa Realty, LLC. No. 1 in the large - business category in the 2022 Orlando Sentinel Top Workplaces program 2022 2020, 2019, 2018 & 2017 Top 75 Residential Real Estate Firms in the United States Orlando Business Journal Top Office (Buyer Transactions by Volume) 2018 Became publicly listed on October 2023 202 3 LA ROSA HOLDINGS CORP.

LA ROSA HOLDINGS CORP. Acquisitions 100% KISSIMMEE FRANCHISING LA ROSA LA ROSA COACHING 51% 51% 51% 51% 51% 51% ORLANDO PREMIER CW PROPERTIES NORTH FLORIDA TEXAS WINTER GARDEN 100% 100% 100% 90% CALIFORNIA GEORGIA Prestige 51% LA ROSA HOLDINGS CORP. 51% SUCCESS

PUBLIC REAL ESTATE BROKERAGE COMPARISON

	DISRUPTOR	*TRADITIONAL		
	LA ROSA REALTY	KELLER WILLIAMS	eXp REALTY	Anywhere / COMPASS / RE/MAX
BROKERAGE MODEL	**DISRUPTIVE / HIGHER COMMISSIONS**	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS
AGENT COMMISSION	**100% - AGENTS EARN THE MOST PER SALE**	30% OF COMMISSION TO BROKER + TRANSACTION FEES	20% OF COMMISSION TO BROKER	20-40% OF COMMISSION TO BROKER
EDUCATION	**FREE EDUCATION**	PAID EDUCATION	FREE EDUCATION	MINIMAL IN-HOUSE EDUCATION
TECHNOLOGY	**PROPRIETARY TRAINING PLATFORM**	PROPRIETARY TECHNOLOGIES- KELLER CLOUD	PROPRIETARY TRAINING & SUPPORT PLATFORM	MINIMAL PROPRIETARY TECHNOLOGY

LA ROSA HOLDINGS CORP.

*As of January 2024, www.kw.com, www.compass.com, www.remax.com, anywhere.re, join.exprealty.com

DIVERSIFIED REVENUE STREAMS La Rosa Realty Percentage fees paid on agent - generated residential real estate transactions. Other revenues earned upon occurrence (annual and monthly dues charged to our agents) La Rosa Franchising One - time fee payable upon signing of the franchise agreement. Other revenues earned upon occurrence (annual membership, technology, interest, late fees, renewal, transfer, successor, audit, and other related fees). Per agent per closed transaction; payable monthly La Rosa Property Management Management fees are paid by the sales agents from fees earned from property owners, rental fees , and rents La Rosa CRE 10% of every real estate commission earned by the sales agent La Rosa Coaching Based on real estate commissions earned by the sales agent. Event fees and break - out sessions LA ROSA HOLDINGS CORP.

PROPRIETARY TECHNOLOGY PLATFORM EDUCATION Robust, best - in - class training platform for sales agents, both new and experienced. Daily in - person educational classes are available, plus virtual support 24/7. MARKETING AI integrated CRM software*. Each franchise and agent is given their own personalized website.* *Third - party software INTRANET Proprietary company intranet called My Agent Account Internal Referral Network Ticket Support System Streamlined Onboarding System OPPORTUNITIES Create new proprietary technologies to expand offerings. Opportunistic acquisitions of technology we believe will fuel growth. LA ROSA HOLDINGS CORP.

MY AGENT ACCOUNT LA ROSA HOLDINGS CORP.

STRATEGIC PARTNERSHIP WITH FINAL OFFER • Final Offer and La Rosa are revolutionizing the real estate industry by bringing transparency to the heart of transactions • Partnership provides La Rosa’s agents with a more transparent offer and negotiation experience for their clients • No more hidden dealing or mystery bids • Real - time offer alerts, everyone interested as offers come in • Bringing much - needed transparency to the industry through best - in - class technology x Transparency in real - time x A consumer - facing offer and negotiation platform driven by agents x Apples - to - apples comparisons x Consumer - demanded transparency LA ROSA HOLDINGS CORP.

LA ROSA HOLDINGS CORP.

REVENUE GROWTH LA ROSA HOLDINGS CORP. $6.8 $11.4 $13.1 $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 Q3 2023 Q4 2023 Q1 2024 Quarterly Revenue in Millions Revenue

KEY INVESTMENT HIGHLIGHTS BROAD REACH UNIQUE BUSINESS MODEL FUTURE OPPORTUNITY FINANCIAL STRENGTH 2,4 70 agents* 3 7 offices Services include residential and commercial real estate brokerages, franchising, real estate education and coaching, and property management Agent centric model Proprietary technology for training and marketing Offer additional services such as mortgage brokering, title, homeowner’s insurance Organic growth and expansion to further locations both inside and outside the U.S. Create or acquire additional proprietary technologies History of profitability, excluding non - recurring IPO expenses 1 2 3 4 *Agent count includes agents in La Rosa Holdings Corp. owned and franchised offices LA ROSA HOLDINGS CORP.

FAMILY. PASSION. GROWTH. NASDAQ: LRHC